Exhibit 10.3

Corporate Executive Severance Plan
For
Chief Executive Officer and Elected Officers of Intermec, Inc. and
 Certain Other Designated and Section 16 Officers

1.  Introduction.  This Corporate Executive Severance Plan is effective as of March 23, 2009 and applies to the Chief Executive Officer and Elected Vice Presidents of Intermec, Inc., persons who have been identified by the Board of Directors of the Company or the Compensation Committee as officers for purposes of Section 16(a) of the Exchange Act, and other key management personnel of Intermec, Inc. or its subsidiaries or affiliates as selected, in writing by the Chief Executive Officer, in his sole discretion.  Capitalized terms have the meanings set forth in paragraph 10.   This Severance Plan replaces and supersedes any prior Executive Severance Plan applicable to the same individuals, provided that this policy does not affect the Intermec, Inc. Change of Control Severance Plan, effective January 7, 2009.

2.  Obligations of the Company on Termination.

(a) Termination in connection with a Change of Control.   If the Company terminates the Executive’s employment in connection with a Change of Control but not for Cause, death or Disability, the Company will

(i)	Pay to the Executive the sum of:

(x) the Executive’s Annual Base Salary through the date of Termination, to the extent not theretofore paid, and

(y) the product of (1) the Applicable Target Bonus, and (2) a fraction, the numerator of which is the number of days in the Company’s current fiscal year through the Date of Termination, and the denominator of which is 365, to the extent not theretofore paid,  and

(z) the product of one (1) [two (2), in the case of the Chief Executive Officer] and the Executive’s Annual Base Salary; and

(ii)	Pay to the Executive the product of one (1) [two (2) in the case of the Chief Executive Officer] and the Applicable Target Bonus; and

(iii)	Pay to, or on behalf of, the Executive, as incurred, the reasonable costs of outplacement services in accordance with the Company’s practice but not to exceed two years; and

(iv)
Pay to the Executive the product of (1) twelve and (2) the amount of the COBRA premium that would be applicable to the level of health coverage maintained by the Executive at the time of termination; and

(v)
Satisfy any obligations it may have to the Executive under the terms and conditions of the Plans, including without limitation, the right of executive to continuation of health plan coverage under IRC Section 4980B (COBRA).

Any payments under this Severance Plan are in lieu of any bonuses otherwise payable under the Management Incentive Compensation Plan for the Company’s fiscal year which includes the Date of Termination.

(b) Termination other than for Cause, Death or Disability.  If the Company terminates the Executive's employment other than in connection with a Change of Control and other than for Cause, death or Disability the Company will:

(i)	Pay to the Executive the sum of:

(x) the Executive’s Annual Base Salary through the date of Termination, to the extent not theretofore paid, and

(y) the product of (1) the Applicable Target Bonus, and (2) a fraction, the numerator of which is the number of days in the Company’s current fiscal year through the Date of Termination, and the denominator of which is 365, to the extent not theretofore paid,  and

(z) the product of one (1) [two (2), in the case of the Chief Executive Officer] and the Executive’s Annual Base Salary; and

(ii)	Pay to, or on behalf of, the Executive, as incurred, the reasonable costs of outplacement services in accordance with the Company’s practice, but not to exceed two years; and

(iii)
Pay to the Executive the product of (1) twelve and (2) the amount of the COBRA premium that would be applicable to the level of health coverage maintained by the Executive at the time of termination; and

(iv)
Satisfy any obligations it may have to the Executive under the terms and conditions of the Plans, including without limitation the rights of the Executive to continuation of health plan coverage under IRC Section 4980B (COBRA).

Any payments under this Severance Plan are in lieu of any bonuses otherwise payable under the Management Incentive Compensation Plan for the Company’s fiscal year which includes the Date of Termination.

(c)  Termination Due To Death.  If the Executive's employment is terminated by reason of the Executive's death, the Company will have no obligation to the Executive's legal representatives, estate or beneficiaries, other than (i) payment of his or her Annual Base Salary through the Date of Termination, to the extent not theretofore paid and (ii) satisfaction of any obligations the Company may have to the Executive’s legal representatives, estate or beneficiaries under the terms and conditions of the Plans.

(d)  Termination Due To Disability.  If the Executive's employment is terminated by reason of the Executive's Disability, the Company will have no obligation to the Executive or his or her legal representatives, other than (i) payment of his or her Annual Base Salary through the Date of Termination, to the extent not theretofore paid, and (ii) satisfaction of any obligations the Company may have to the Executive or the Executive’s legal representatives under the terms and conditions of the Plans.

(e)  Termination For Cause.  If the Executive's employment will be terminated for Cause, the Company will have no obligation to the Executive, other than (i) payment of his or her Annual Base Salary through the Date of Termination, and (ii) satisfaction of any obligations the Company may have to the Executive under the terms and conditions of the Plans.

3.  Conditional Cap On Payments.

(a)  Subject to paragraph 3(b), if it is determined that any payment or distribution in the nature of Section 280G Compensation by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Severance Plan or otherwise (a "Payment"), would constitute an Excess Parachute Payment and, but for this paragraph 3, would be subject to Excise Tax, then such Payments will be reduced to the Reduced Amount.  Unless the Executive elects another reduction method by giving written notice thereof to the Company prior to the Date of Termination, the Company will reduce the Payments to the Reduced Amount by first reducing Payments that are not payable in cash and then by reducing cash Payments.  Only amounts payable under this Severance Plan that are Section 280G Compensation and are contingent on a Section 280G Change of Control will be reduced pursuant to this paragraph 3(a) but only if, by reason of such reduction, the net after-tax benefit to the Executive exceeds the net after-tax benefit which would be received by the Executive if no such reduction was made.  For the purposes of this paragraph 3, the term “net after-tax benefit” means (i) the total Payments the Executive receives or is entitled to receive that would constitute Parachute Payments less (ii) the amount of all federal, state and local income and employment taxes payable by the Executive with respect to the total Payments calculated at the highest marginal income tax rate for each year in which the Payments will be paid to the Executive (based on the rate in effect for such year as set forth in the IRC as in effect at the time of the first Payment), less (iii) the Excise Taxes imposed by IRC Section 4999 with respect to the Payments.

(b) All determinations required to be made under this paragraph 3 and the assumptions to be utilized in arriving at such determination, will be made by the Accounting Firm which will provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Company that there has been a Payment, or at such earlier time as the Company may request.  All fees and expenses of the Accounting Firm will be borne solely by the Company.  Subject to paragraph 3(c), the Accounting Firm’s determination will be conclusive and binding upon the Company and the Executive.

(c)  If the IRS determines that Executive is liable for Excise Tax as a result of receipt of a Payment, Executive will be obligated to pay to the Company the smallest such amount, if any, as is required to be paid to the Company so that the Executive’s net proceeds with respect to any Payments (after taking the payment of the Excise Tax on such Payments) is maximized (the “Repayment Amount”); provided, however, that the Repayment Amount will be zero if a Repayment Amount greater than zero would not eliminate the Excise Tax imposed on such Payment.  If the Repayment Amount is greater than zero, the Executive will pay that amount within 30 days of the date that the Executive enters into a binding agreement with the IRS as to the amount of the Executive’s Excise Tax liability or within 30 days of receiving a final determination by the IRS or a court of competent jurisdiction requiring the Executive to pay the Excise Tax with respect to a Payment from which no appeal is available or is timely taken.  If the Excise Tax is not eliminated through the payment of the Repayment Amount, the Executive will pay the Excise Tax.

4.  Timing of Payments Due To Executive; Taxes.

(a)  Payments to be made by the Company to the Executive or his or her legal representative, estate or beneficiary pursuant to paragraphs 2(a)(i)-(iv) or 3(a)(i)-(iii) will be made in accordance with Section 6 (Release Required).  All other payments to be made by the Company (if any) to the Executive or his or her legal representative, estate or beneficiary will be made at the time and in the manner specified in the applicable Plan.

(b)  All federal, state, local and foreign taxes are the sole responsibility of the Executive and his or her legal representative, estate or beneficiaries.

(c)  The Company may withhold from any amounts payable under this Severance Plan such federal, state, local or foreign taxes as are required to be withheld pursuant to applicable laws and regulations.

5.  No Double Benefits, Offsets or Mitigation.

(a)  If, in addition to this Executive Severance Plan, another severance plan or an agreement (including without limitation, the Intermec, Inc. Change of Control Severance Plan) requires the Company to make payments to the Executive as a result of the Company’s termination of the Executive’s employment, the Executive will receive the benefits of this Severance Plan if and only if the Executive waives in writing all rights to the benefits of such other severance plans or agreements.  In the absence of such a waiver, the Company shall have the right to offset the benefits of such other severance plans or agreements against the benefits of this Severance Plan and vice versa.

(b)  Except as provided in Section 5(a) and Section 7, the Company's obligation to make the payments or perform the obligations specified in this Severance Plan will not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right, or action which the Company may have against the Executive or others.

(c) In no event will the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of any Plan and such amounts will not be reduced whether or not the Executive obtains other employment.

6.	Release Required.

No portion of the payments and benefits provided under this Severance Plan shall be paid or provided unless, on or prior to the 60th day following the Executive's Date of Termination, the Executive timely executes a general waiver and release of claims agreement in the form presented by the Company to the Executive on or prior to the seventh day following termination, and such release shall not have been revoked by the Executive (and the applicable revocation period shall have expired) prior to such 60th day. Upon satisfaction of the foregoing conditions, all such payments and benefits under this Severance Plan shall be paid or provided on the 61st day following the Executive's Date of Termination.

7.	Restrictive Covenants.

(a) As of the first date on which the Executive violates any of the covenants contained in the Invention Agreement, Conflicts of Interest Agreement, Non-Disclosure Agreement and Non-Compete Agreement of the Company executed by the Executive in connection with the Executive's employment (“Restrictive Covenants”), any remaining unpaid portion of the payments and benefits provided under Section 2 shall thereupon be forfeited.

(b) In the event the terms of any Restrictive Covenant shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(c) The Executive recognizes and acknowledges that a breach of the Restrictive Covenants will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate.

(d) Accordingly, the Executive agrees that in the event of a breach of any of the Restrictive Covenants, in addition to any other remedy that may be available at law or in equity, the Company shall be entitled to specific performance and injunctive relief.

(e) In addition, in the event that the Executive violates any of the Restrictive Covenants, the Executive shall be required to pay to the Company in a single lump sum an amount equal to the aggregate total of the amounts the Executive has received pursuant to Section 2 (except of base salary through the Date of Termination and payment of any obligations of the Company under the Plans) within 30 days following the date of such violation.

8.	Amendment or Termination of Severance Plan.

(a) Subject to paragraph 8 (b), the Company may amend or terminate this Severance Plan at any time prior to the Date of Termination, in which case the Executive will have no further rights under this Severance Plan.

(b)  During the one-year period following a Change of Control, the Company and its Successors may not amend or terminate the Plan with respect to any Executive employed by the Company on the Change of Control Date.

9.	Successors.

(a)  The Company will require any Successor to expressly assume and agree to perform this Severance Plan in the same manner and to the same extent that the Company would be required to perform it if no Change of Control had occurred.

(b)  This Plan will inure to the benefit of and be binding upon the Company, its Successors and assigns and upon the Executive and his or her legal representatives, estate and beneficiaries.

10.	Definitions.

10.1   “Accounting Firm” means the independent certified public accounting firm serving the Company immediately prior to the Date of Termination.

10.2   “Annual Base Salary” means the Executive’s annual base salary as of the Date of Termination.

10.3   “Applicable Target Bonus” means the Target Annual Bonus for the Company’s fiscal year which includes the Date of Termination, provided, however, if there is no such Target Annual Bonus established by the Date of Termination, the Applicable Target Bonus will be the Target Annual Bonus established for the Executive for the fiscal year immediately prior to the year in which the Date of Termination occurs.

10.4   “Cause” means (i) the failure of the Executive to perform substantially the Executive's duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness) or (ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

10.5   “Change of Control” means Change of Control as defined in the Intermec, Inc. Executive Change of Control Policy for 2008 Omnibus Incentive Plan, Effective January 7, 2009.

10.6   “Change of Control Date” means the effective date of a Change of Control.

10.7   “Company” means Intermec, Inc. and/or Intermec Technologies Corporation.

10.8   “Date of Termination” means (i) if the Executive's employment is terminated by the Company for Cause, the date of receipt of the Notice of Termination or any later date specified therein, (ii) if the Executive's employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies the Executive of such termination, or any later date specified therein, and (iii) if the Executive's employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability effective date, as the case may be.

10.9   “Disability” means the inability of the Executive to perform the Executive's duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative.

10.10 “Excess Parachute Payment” means an excess parachute payment within the meaning of IRC Section 280G.

10.11  “Executive” means the Chief Executive Officer, Senior Vice President, or Elected Vice President of the Company, or other person to whom this Severance Plan applies pursuant to Section 1 hereof.

10.12 “Excise Tax” means the excise tax imposed by IRC Section 4999.

10.13 “Fringe Benefit Plan” means any plan, practice, program or policy maintained by the Company with respect to fringe benefits.

10.14 “Incentive Compensation Plan” means incentive plans, practices, policies and programs (including stock option or similar incentive plans) maintained by the Company, including, without limitation, the Management Incentive Compensation Plan.

10.15 “IRC” means the Internal Revenue Code of 1986 as amended.

10.16 “IRS” means the U.S. Internal Revenue Service.

10.17  “Management Incentive Compensation Plan” means the Intermec, Inc. Management Incentive Compensation Plan (effective for the Company’s 1999 fiscal year and thereafter) and any predecessor or successor plans which provide for the grant of annual cash bonuses or other short-term cash incentive awards.

10.18  “net after-tax benefit” has the meaning set forth in paragraph 3(a) of this Severance Plan.

10.19  “Parachute Payment” means “parachute payment” within the meaning of IRC Section 280G.

10.20  “Payment” has the meaning set forth in paragraph 3(a) of this Severance Plan.

10.21  “Plan” means Fringe Benefit Plan, Incentive Compensation Plan, Retirement Plan, Savings Plan, and/or Welfare Benefit Plan.

10.22  “Repayment Amount” has the meaning set forth in paragraph 3(c) of this Severance Plan.

10.23  “Reduced Amount” means an amount expressed in present value which maximizes the aggregate present value of Payments without causing any Payment to be subject to Excise Tax.

10.24 “Retirement Plan” means any qualified or non-qualified defined benefit retirement plan maintained by the Company, including but not limited to, the Intermec, Inc. Pension Plan, the Intermec, Inc. Supplemental Executive Retirement Plan and the Intermec, Inc. Restoration Plan.

10.25  “Savings Plan” means any qualified or non-qualified savings plan, practice, program or policy maintained by the Company, including, but not limited to, the Intermec, Inc. Financial Security and Savings Program, the Intermec 401(k) Retirement Plan, and the Intermec Deferred Compensation Plan.

10.26  “Section 280G Change of Control” means a change of control within the meaning of IRC Section 280G.

10.27 “Section 280G Compensation” means compensation within the meaning of IRC Section 280G.

10.28  “Target Annual Bonus” means the target annual cash bonus applicable to the Executive under the Management Incentive Compensation Plan.

10.29  “Welfare Benefit Plan” means any welfare benefit plan, practice, program or policy provided by the Company to its employees, including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans).